Exhibit 2.1
PRIVILEGED AND CONFIDENTIAL

Agreement and Plan of Merger
dated as of July 8, 2008
among
Eli Lilly and Company,
REM Merger Sub, Inc.
and
SGX Pharmaceuticals, Inc.

-ii-

-iii-

-iv-

Agreement and Plan of Merger (this “Agreement”), dated as of July 8, 2008, among Eli Lilly and Company, an Indiana corporation (“Parent”), REM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
Introduction
          The respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.
          In furtherance of such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Merger Consideration.
          Concurrently with the execution of this Agreement and as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule I is entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), the form of which is attached as Exhibit A, pursuant to which, among other things, each such stockholder agrees to vote its shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.
          In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE 1
DEFINITIONS
          SECTION 1.1. Definitions.
          (a) As used in this Agreement, the following terms have the respective meanings set forth below:
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          “AJCA” means the American Jobs Creation Act of 2004, as amended.

          “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.
          “Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Company Board” means the Board of Directors of the Company.
          “Company Charter Documents” means the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company.
          “Company Employee Benefit Plan” means any material plan, program, policy, practice, agreement or arrangement providing compensation or benefits in any form to any current or former employee, officer, director, independent contractor or consultant of the Company or any of the Company Subsidiaries (or any Company ERISA Affiliate) or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, independent contractor, unemployment, hospitalization or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other plan, program, policy, agreement or arrangement.
          “Company Financial Advisor” means Lazard Frères & Co. LLC.
          “Company Intellectual Property” means all Intellectual Property owned, controlled, licensed or used by the Company or any Company Subsidiary.
          “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments or a state of facts (“Effect”), is or would reasonably likely be expected to (i) be materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) materially impact or delay, prevent or materially impede the ability of the Company to perform its obligations under this Agreement in compliance with its terms or to consummate the Transactions; provided, however, that no such Effect shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it is proximately caused by (A) changes in any applicable Law or GAAP, (B) changes in economic or biotechnology or pharmaceutical industry conditions in the United States (and in each case to the extent that the Company and the Company Subsidiaries considered as a single enterprise are not disproportionately adversely affected), (C) acts of terrorism or war occurring after the date hereof (and in each case to the extent that the Company and the Company Subsidiaries considered as a single enterprise are not disproportionately affected), (D) the pendency or announcement of the Transactions (it being understood that Effects proximately caused by the pendency or announcement of the Transactions could include disruption in (or loss of) supplier, distributor, partner or similar relationships or loss of employees, or claims made or litigation filed or announced that challenges any of the Transactions or actions taken by the Company Board or the Company expressly required by this Agreement or with Parent’s written consent in connection therewith), (E) any adverse data resulting from pre-clinical activities other than activities related to the Company’s MET, JAK2 or BCR-ABL programs, (F) the failure of the Company to meet internal or analysts’ projections, in and of itself (it being understood that any Effect that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (G) any action taken by the Company with Parent’s written consent or the taking of any action expressly required by this Agreement, or (H) a decline in the Company’s stock price, in and of itself (it being understood that any Effect that may have caused or contributed to any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).
          “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
          “Company Subsidiaries” means the Subsidiaries of the Company.
          “Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 16, 2008, between Parent and the Company.
          “Constituent Corporations” means, collectively, the Company and Merger Sub.
          “Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, purchase order or other agreement, instrument or obligation.
          “Copyrights” means (i) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling information or other text provided to consumers), whether registered or unregistered throughout the world, (ii) any registrations and applications therefor, (iii) all rights and priorities afforded under any international treaty, convention, or the like, (iv) all extensions and renewals of any thereof, (v) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit, and (vi) any rights similar to the foregoing in any country, including moral rights.
          “Current Government Contract” means any Government Contract, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received.
          “DGCL” means the Delaware General Corporation Law.
          “DOJ” means the United States Department of Justice.

          “Environmental Laws” means any federal, foreign, state or local statute, law, code, or legal requirement, including regulations, rules, orders, judgments, judicial decisions, permits, licenses, approvals, ordinances, injunctions, directives and the common law, pertaining or relating to pollution, the environment, natural resources, the protection of the environment, or human health and safety, including any of the foregoing pertaining to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, shipment, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, water (including ground, surface and drinking water), land surface or subsurface strata, noise, or odor pollution, (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance, (iv) the protection of natural resources, including wildlife, marine sanctuaries, wetlands and all endangered and threatened species, (v) storage tanks, vessels and containers whether above- or underground, abandoned, disposed or discarded barrels, containers and other closed receptacles, or (vi) health and safety of employees and other persons.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “ESPP” means the Company’s 2005 Employee Stock Purchase Plan.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement and the Transactions.
          “FDA” means the United States Food and Drug Administration.
          “FDCA” means the Federal Food, Drug, and Cosmetic Act and any regulations and regulatory guidance promulgated thereunder.
          “FTC” means the United States Federal Trade Commission.
          “GAAP” means United States generally accepted accounting principles.
          “Government Contract” means any prime contract, subcontract, grant, teaming agreement or arrangement, cooperative agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company or any Company Subsidiary, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.
          “Governmental Authority” means any Federal, state, local or foreign governmental or regulatory (including stock exchange) authority.

          “Hazardous Substance” means, whether alone or in combination and whether solid, liquid or gaseous, (i) biologic agents or vectors, genetically modified organisms (whether or not living), culture, or serum that are listed in the HHS and USDA Select Agents and Toxins pursuant to 7 CFR Part 311, 9 CFR Part 121, and 42 CFR Part 73, and/or those that are not otherwise exempt under NIH guidelines for Research Involving Recombinant DNA Molecules (2002) or otherwise subject to regulation by Environmental Law, (ii) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (iii) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, and (iv) any chemical, pollutant, contaminant, waste, or hazardous, dangerous or toxic material or substance, infectious or contagious material or substance, special waste, medical waste, biomedical waste, mutagenic or carcinogenic material or substance, endotoxin, blood-borne pathogen or terms of similar import including asbestos and asbestos containing material, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, oil, petroleum and petroleum products and by-products, lead and lead-based paint, pesticides, natural or synthetic gas, nuclear fuel, nuclear material, urea formaldehyde, bacteria, fungi, mold or any material subject to regulation, investigation, control or remediation under any applicable Law or that is capable of causing harm or injury to human health, natural resources or the environment or could give rise to liability or an obligation to remediate under any Law, all as amended or hereafter amended.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Intellectual Property” means intellectual property rights, including Trademarks, Internet Property, Software, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, Trade Secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, chemical and biological materials, devices, methods, patterns, formulations and specifications.
          “Internet Property” means (i) all websites and rights thereto and (ii) all URLs, internet protocol addresses and corresponding domain names, including all registrations and applications relating thereto.
          “Know-How” means any proprietary or nonproprietary information related to the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of a product, including data, product specifications, processes, product designs, plans, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, including any trade secret or other rights therein.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          “Nasdaq” means The Nasdaq Stock Market LLC.

          “Non-Owned Company Intellectual Property” means Company Intellectual Property licensed to the Company or any Company Subsidiary or in which the Company or any Company Subsidiary otherwise possesses sufficient legal enforceable rights to use, but not including Owned Company Intellectual Property.
          “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per share of Company Common Stock less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option.
          “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.
          “OTS Software License” means a license for off-the-shelf computer software that is commercially available and generally available to the public for purchase.
          “Owned Company Intellectual Property” means Company Intellectual Property in which the Company or any Company Subsidiary has or purports to have an ownership interest.
          “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions.
          “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i), (ii) and (iii), (v) any and all licenses, royalties, income, payments, causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), proceeds of suit, profits and injunctive or other relief for such infringement, and (vi) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
          “Permitted Lien” means (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or the amount of which is being contested in good faith, (ii) deposits made in the ordinary course of business,

(iii) Liens of mechanics, materialmen, warehousemen or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (v) in the case of leased property, all matters, whether or not of record, affecting the title of the owner of the leased property that in the aggregate are not material, and (vi) Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.
          “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.
          “PHSA” means the Public Health Service Act and any regulations and regulatory guidance promulgated thereunder.
          “Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.
          “Restricted Stock Unit” means any outstanding award of restricted stock units based upon Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
          “SEC” means the United States Securities and Exchange Commission.
          “Section 262” means Section 262 of the DGCL.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Significant Stockholder” means any stockholder of the Company owning, directly or indirectly, more than 15% of the equity securities of the Company (or rights to acquire more than 15% of the equity securities of the Company) outstanding on the date hereof.
          “Software” means computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

          “Stock Plans” means the Company’s 2000 Equity Incentive Plan, 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan.
          “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
          “Subsidiary Documents” means the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries.
          “Superior Proposal” means any bona fide written offer obtained after the date hereof and not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, and is on terms that the Company Board determines in its good faith judgment (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation), taking into account all relevant factors, including the terms and conditions of the Takeover Proposal, including price, form of consideration, closing conditions, the ability to fully finance the transaction and such other aspects of the Takeover Proposal as the Company Board in good faith deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed.
          “Surviving Corporation” means the corporation surviving the Merger after the Effective Time.
          “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (i) the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions; provided, however, that with respect to a Significant Stockholder, “15%” shall be replaced with the percentage of equity securities of the Company directly or indirectly owned by such Significant Stockholder as of the date of this Agreement (for the avoidance of doubt, the aforementioned ownership of Company Common Stock by a Significant Stockholder as of the date hereof shall not, in and of itself, constitute a Takeover Proposal);

provided further, however, that the direct or indirect acquisition (in one or more transactions) of any equity securities (or any rights to acquire any equity securities) of the Company by such Significant Stockholder occurring after the date of this Agreement that results in such Significant Stockholder acquiring, directly or indirectly, equity securities of the Company (or rights to acquire equity securities of the Company) in excess of 2% of all Company Common Stock outstanding on the date hereof shall constitute a Takeover Proposal.
          “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.
          “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.
          “Trade Secrets” means trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law.
          “Trademark” means (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, industrial designs and other identifiers of source and all other general intangibles of a like nature, whether registered or unregistered, (ii) all registrations and applications for any of the foregoing, (iii) all extensions or renewals of any of the foregoing, (iv) all of the goodwill connected with the use of and symbolized by the foregoing, (v) all rights and priorities afforded under the United States “common law,” under the “common law” of any other country or jurisdiction, or under any international treaty, convention, or the like, (vi) the right to sue for past, present and future infringement, misappropriation or dilution of any of the foregoing or for any injury to goodwill, (vii) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees) and proceeds of suit, and (viii) any rights similar to the foregoing in any country.
          “Transactions” means the Merger and the other transactions contemplated by each of this Agreement and the Voting Agreement.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar provision of state law that applies to the Company or the Company Subsidiaries.
          “Warrant” means a Common Stock Purchase Warrant issued by the Company and listed on Schedule II.
          (b) The following terms are defined in the following sections of this Agreement:

Term	Section
409A Authorities	4.10	(l)
Agreement	Preamble
Appraisal Shares	3.2	(c)
Bankruptcy and Equity Exception	4.3	(a)
Certificate of Merger	2.4
Certificates	3.3	(b)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Adverse Recommendation Change	7.8	(c)
Company Common Stock	Introduction
Company Disclosure Letter	4
Company Employee	7.2	(b)
Company ERISA Affiliates	4.10	(a)
Company Financial Statements	4.5	(b)
Company Recommendation	7.1	(b)
Company SEC Reports	4.5	(a)
Company Stockholders Meeting	7.1	(b)
D&O Insurance	7.9	(c)
Drug Laws	4.14	(b)
Effective Date	2.4
Effective Time	2.4
Environmental Permits	4.13	(a)
ESPP Termination Date	3.4	(d)
Exchange Fund	3.3	(a)
Exercise Period	3.4	(a)
GLP	4.14	(d)
Indemnified Party	7.9	(a)
Indemnifying Parties	7.9	(b)
Judgment	4.3	(c)
Law	4.3	(c)
Lease	4.16	(a)(iv)
Leased Real Property	4.19	(b)
Material Contract	4.16	(a)
Maximum Amount	7.9	(c)
Merger	Introduction
Merger Consideration	3.2	(a)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	4.10	(l)

Term	Section
Outside Date	9.1	(b)
Owned Software	4.15	(l)
Parent	Preamble
Paying Agent	3.3	(a)
Permits	4.1	(a)
Proceedings	4.7	(a)
Proxy Statement	4.3	(d)
Representatives	7.8	(a)
Required Company Stockholder Vote	4.3	(a)
Superior Proposal Notice	9.1	(h)
Termination Fee	9.3	(b)
To the knowledge of the Company	10.3
Voting Agreement	Introduction
ARTICLE 2
THE MERGER
          SECTION 2.1. The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.
          SECTION 2.2. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
          SECTION 2.3. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 8 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).
          SECTION 2.4. Consummation of the Merger. Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

          SECTION 2.5. Organizational Documents; Directors and Officers.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the Surviving Corporation may be changed to a name to be specified by Parent. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.
          (b) If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at or prior to the Effective Time.
ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
          SECTION 3.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          SECTION 3.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:
          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 3.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive $3.00 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.3, without interest.

          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 shall not be converted into the right to receive Merger Consideration as provided in Section 3.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.2(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available by the Paying Agent pursuant to Section 3.3(a) to pay for Appraisal Shares shall be returned to Parent upon demand.
          SECTION 3.3. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 3.3. At or promptly following the Effective Time, Parent shall deposit with the Paying Agent in accordance with this Article 3, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Such Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.2, (i) a letter of transmittal (in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and is reasonably acceptable to the Company) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive promptly in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 3.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 3.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by Law.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.
          (e) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Paying Agent Charges. The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of the Merger Consideration.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
          (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.
          SECTION 3.4. Company Options; Restricted Stock; ESPP.
          (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option granted under the 2005 Equity Incentive Plan and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, or, if the Option Consideration shall be a negative number, no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option granted under the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan and then outstanding shall be accelerated in full to a date prior to the Effective Time as the Company Board shall determine (or, if the Company Board shall not determine such date, to the date that is five days prior to the Effective Time), and such Options shall terminate at the Effective Time if not exercised at or prior to the Effective Time. Notwithstanding the foregoing, each holder of an

Option granted under the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan that, in each case, contingent upon the occurrence of the Effective Time, expires at the expiration of the five-day exercise period preceding the Effective Time (the “Exercise Period”) by virtue of being outstanding and unexercised at the expiration of the Exercise Period pursuant to the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan but that would otherwise be outstanding and unexercised immediately prior to the Effective Time, and that has an exercise price that is less than the Merger Consideration shall receive at the Effective Time from Parent or the Paying Agent (at the direction of Parent) an amount in cash equal to the product of (x) the number of outstanding and unexercised shares of Company Common Stock subject to each such Option (as accelerated in full as set forth in this Section 3.4) as of immediately prior to the expiration of the Exercise Period and (y) the excess of the Merger Consideration over the exercise price per share of Company Common Stock applicable to such Option, less any required withholding taxes. Prior to the Effective Time, the Company shall make any amendments to the terms of the Stock Plans and use reasonable best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 3.4 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Stock Plans, such termination to be effective at or before the Effective Time.
          (b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse as of the Effective Time of all forfeiture provisions applicable to any shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with the terms of Section 3.2 in the same manner as other outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.
          (c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether or not then vested) shall be canceled and terminated at the Effective Time. Each holder of a Restricted Stock Unit shall be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with the terms of Section 3.2 in the same manner as other outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.
          (d) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required with respect to the ESPP as are necessary to provide that the ESPP shall terminate, effective immediately before the Effective Time (the “ESPP Termination Date”). On the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for the applicable Offering Period (as defined in the ESPP) to the purchase of a number of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share of Company Common Stock equal to 85% of the Merger Consideration, which number of shares will then be canceled, immediately prior to the Effective Time, and converted into the right to receive the Merger Consideration in accordance with Section 3.2(a) hereof. Any excess payroll deductions withheld from a participant that are not used as a result of ESPP share limitations shall be distributed to such participant without interest. If a fractional number of shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest.
          SECTION 3.5. Warrants. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Warrant that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted, at the Effective Time, into the right to receive (upon surrender of the warrant certificate) an amount in cash, without interest, equal to the product of (a) the amount, if positive, by which the Merger Consideration exceeds the per share exercise price of such Warrant and (b) the number of shares of Company Common Stock issuable upon exercise of such Warrant.
          SECTION 3.6. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.
          SECTION 3.7. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) of this Agreement to which such exception relates (provided, however, that any disclosure contained in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 4.1. Organization.
          (a) Each of the Company and the Company Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, exemptions, clearances, certificates, approvals and authorizations, and any applications for, and supplements or amendments to, the foregoing (collectively, “Permits”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The copies of the Company Charter Documents which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the Subsidiary Documents, in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board and the Company Subsidiaries since January 1, 2006; provided, however, that the Company shall not be obligated to furnish to Parent any minutes for meetings or portions of meetings to the extent that they discuss the Transactions or alternative transactions considered by the Company Board.
          SECTION 4.2. Capitalization.
          (a)  The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement: (A) 20,656,153 shares of Company Common Stock (including outstanding shares of Restricted Stock) were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 2,701,000 shares of Company Common Stock out of a total of 2,882,902 shares of Company Common Stock reserved for issuance under the Stock Plans (including upon exercise of the Options); (E) 297,645 shares of Company Common Stock were reserved for issuance (but not issued) in connection with the grant of equity-based awards under the ESPP; (F) the Company had withheld approximately $145,000 in cash, as of the end of the last pay period, pursuant to payroll deductions from the participants in the ESPP to be applied toward the purchase of shares of Company Common Stock under the ESPP; (G) 56,251 shares of Company Common Stock were reserved for issuance in connection with outstanding Restricted Stock Units; and (H) there were outstanding Warrants exercisable for 1,682,009 shares of Company Common Stock and such number of shares of

Company Common Stock were reserved for issuance upon conversion of the Warrants. Such issued and outstanding shares of Company Common Stock have been, and all such shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.
          (b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each equity-based award (including Restricted Stock) and Option outstanding under the Stock Plans indicating the applicable Stock Plan and type of award such as an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, the extent to which such award or Option is vested and exercisable or subject to acceleration, the date on which such award or Option was granted, the Stock Plan under which such award or Option was granted, the number of shares of capital stock of the Company issuable thereunder and the expiration date and exercise or conversion price relating thereto. The treatment of the awards and Options described in Section 3.4 shall not violate the terms of the Stock Plans or any agreement governing the terms of such awards or Options. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice. All Options have been granted in accordance with the terms of the Stock Plans and applicable Law, and, with respect to each outstanding Option, the exercise price is no less than the fair market value of such Option on the date of grant and the Option is either exempt from or not otherwise subject to the requirements of Section 409A of the Code. Since January 1, 2006, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than pursuant to agreements which permit or require the Company to repurchase shares of its capital stock upon termination of services to the Company or any Company Subsidiary. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
          (c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or any Company Subsidiary.
          (d) Except as set forth in Section 4.2(a), as of the date of this Agreement, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver, register or sell, or cause to be issued, delivered, registered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in or other voting securities of, the Company or of any Company Subsidiary, (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company. As of the date of this Agreement, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities of the Company. No Company Subsidiary owns any Company Common Stock.
          SECTION 4.3. Authorization; No Conflict.
          (a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Voting Agreement or the consummation of any of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) authorizing the execution, delivery and performance of this Agreement, (ii) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) authorizing, approving and declaring advisable the Voting Agreement, (iv) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (v) authorizing the submission of this Agreement to the Company’s stockholders for their approval and recommending that the Company’s stockholders adopt this Agreement.
          (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule or regulation or orders of Governmental Authorities (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (d) No consent, permit, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), additional proxy materials under Rule 14b-12 under the Exchange Act and such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the “blue sky” laws of various states, (vi) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, and (vii) any other material consent, approval, order, authorization, registration, declaration or filing.
          SECTION 4.4. Subsidiaries.
          (a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the Company Disclosure Letter. The Company Subsidiaries have no operations, assets, liabilities or employees.
          (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.
          SECTION 4.5. SEC Reports and Financial Statements.
          (a) Since January 31, 2006, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC in a timely manner. As of their respective filing dates, or if amended or supplemented, as of the date of the last such amendment or supplement, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.
          (b) The consolidated financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports, when filed, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as noted in the notes to such financial statements) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
          (c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 31, 2006, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct.
          (d) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
          (e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and all regulations of the SEC.
          (f) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board and to Parent, (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
          (g) Since January 31, 2006, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (h) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such Company Financial Statements and, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) are incurred in connection with the Transactions, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (i) Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of all comment letters from the SEC since January 31, 2006 through the date of this Agreement with respect to any of the Company SEC Reports and all correspondence since January 31, 2006 through the date of this Agreement from or with the SEC or the DOJ relating to accounting, sales and other business practices of the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.
          (j) To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Except as set forth in Company compliance reports made available to Parent prior to the date of this Agreement, since January 31, 2006 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the principal executive officer, principal financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.
          SECTION 4.6. Absence of Material Adverse Changes, etc. Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2008 and the Current Reports on Form 8-K filed with the SEC on March 12, 2008 and May 13, 2008 (specifically excluding, however, any forward-looking statements or disclosures set forth under the caption “Risk Factors” contained in such reports), since January 1, 2008 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:
          (a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or
          (b) except for any actions required to be taken in furtherance of the Transactions, any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b).
          SECTION 4.7. Litigation.
          (a) There are no suits, claims, actions, proceedings, arbitrations, mediations, or, to the knowledge of the Company, governmental investigations, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, against any of their respective directors, officers, employees or agents in their capacities as such or which affect the assets or operations of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor any of their respective properties is or are subject to any material Judgment.
          (b) There are no pending, and in the past three years there have been no, written claims of any director, officer or employee of the Company or any of the Company

Subsidiaries seeking indemnification from the Company or any of the Company Subsidiaries under applicable Law, the Company Charter Documents or the Subsidiary Documents, any insurance policy maintained by the Company or any of the Company Subsidiaries or any Contract.
          SECTION 4.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement.
          SECTION 4.9. Broker’s or Finder’s Fees. Except for the Company Financial Advisor, no agent, broker, investment banker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses in connection with such broker’s or finder’s services to the Company or any Company Subsidiary in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.
          SECTION 4.10. Employee Plans.
          (a) Section 4.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, or provided by, the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any liability.
          (b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Employee Benefit Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Employee Benefit Plan, and written summaries of the material terms of all unwritten Company Employee Benefit Plans; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if any, for each Company Employee Benefit Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter; and (v) all notices or other written correspondence given to such Company Employee Benefit Plan, the Company, or any ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan or provided to any such entity by the Company Employee Benefit Plan, the Company or an ERISA Affiliate.
          (c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date (through any applicable remedial amendment period) determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. All assets of a Company Employee Benefit Plan consist of cash or marketable securities.
          (d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.
          (e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to the Company Employee Benefit Plans. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement.
          (f) Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan. To the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan. No fiduciary, within the meaning of Section 3(21) of ERISA, has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan.
          (g) No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company, a Company Subsidiary nor any ERISA Affiliate of the Company or a Company Subsidiary has ever sponsored, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan that is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
          (h) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in connection with any other event (such as a termination of employment) will (i) result in any payment becoming due under any Company Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No benefit that is or may become payable by any Company Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.
          (j) The Company and the Company Subsidiaries have no formal plan, commitment, or proposal, whether legally binding or not, and have not made a commitment to any individual to create any additional benefit plans, programs, policies or arrangements or modify or change any existing Company Employee Benefit Plan that would affect any current or former employee, director, consultant, or independent contractor, of the Company, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.
          (k) The Company has the right at any time to amend or terminate each Company Employee Benefit Plan without incurring any liability other than with respect to benefits that have already accrued under a retirement plan.
          (l) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the regulations issued thereunder or (B) Internal Revenue Service Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”).  No Company Employee Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

          SECTION 4.11. Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Merger Sub, Parent or any wholly-owned Subsidiary of Parent or the Company) pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock. A written copy of such opinion will be provided to Parent as soon as practicable after the date hereof. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and/or references thereto in the Proxy Statement, provided that the opinion is reproduced therein in full and any such references are in a form reasonably acceptable to the Company Financial Advisor and its counsel.
          SECTION 4.12. Taxes.
          (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; and (ii) all Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2007 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.
          (b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements; and (ii) any deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.
          (c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).
          (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
          (e) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2003.
          (f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Except for any liability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a taxing authority with respect to such other Person.
          (g) The Company and the Company Subsidiaries have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all Taxes required to have been withheld, collected, paid or reported.
          SECTION 4.13. Environmental Matters.
          (a) The Company and the Company Subsidiaries are and have for the past five years been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, licenses, consents, certificates, approvals and authorizations (“Environmental Permits”), if any, required under Environmental Laws in connection with the operation of the Company’s and the Company Subsidiaries’ businesses or owned, leased or operated real property, and no Environmental Permit is or, to the knowledge of the Company, will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Transactions.
          (b) There are no pending or, to the knowledge of the Company, threatened demands, claims, investigations, proceedings, information requests, complaints, administrative or judicial orders, or notices against the Company or any Company Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary alleging non-compliance in any material respect with or material liability under any Environmental Law.
          (c) There are no facts, circumstances or conditions associated with the Company or any Company Subsidiary or their respective operations or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary or any other property, including any property at which the Company or any Company Subsidiary or any Person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, that would reasonably be expected to give rise to any material violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring any material liability under any Environmental Law.
          (d) None of the Company or any Company Subsidiary has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action under any Environmental Law or to pay for the costs of any such action at the site.
          (e) To the knowledge of the Company, any storage tanks (whether above or under ground) previously located at any real property or facility currently or formerly owned, operated or leased by the Company or any Company Subsidiary were at all times maintained, operated, sealed, closed or disposed of in accordance in all material respects with all applicable Environmental Laws.
          (f) There are no circumstances or conditions relating to the properties, assets or business of the Company or any of the Company Subsidiaries that would reasonably be expected to prevent such properties, assets or business, when used and operated in the manner currently used and operated, from continuing to operate in compliance in all material respects with all applicable Environmental Laws.
          (g) Neither the Company nor any Company Subsidiary has assumed or retained by contract (including leases) or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.
          (h) The Company and each Company Subsidiary have made available to Parent copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary, to the extent in the possession, custody or control of the Company or any Company Subsidiary.
          SECTION 4.14. Compliance.
          (a) Neither the Company nor any Company Subsidiary is in violation in any material respect of any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound or any rule, regulation, guideline, guidance or requirement issued under any of the foregoing or has received any written notice or other written communication (or to the knowledge of the Company any oral notice or other communication) from any Governmental Authority of any violation or any investigation with respect to any such Law.
          (b) All activities conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all activities conducted by a third party on behalf of the Company or any of the Company Subsidiaries, in each case, that are subject to the jurisdiction of the FDA or any comparable Governmental Authority, or subject to the FDCA, the PHSA or similar Laws of any foreign jurisdiction (collectively, “Drug Laws”), have been conducted in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, and filing of reports. Except for matters governed by Environmental Laws, which are addressed in Section 4.13, neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication (or to the knowledge of the Company any oral notice or other communication) from the FDA or any other Governmental Authority alleging any violation of any Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including “Good Manufacturing Practice”, “Good Laboratory Practice”, and “Good Clinical Practice” as those terms are defined by FDA and in all applicable Drug Laws, by the Company or any Company Subsidiary relating to any activity that is subject to Drugs Laws. Neither the Company nor any of the Company Subsidiaries has received any (i) notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) notice of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority that indicate lack of compliance with any Drug Law by the Company, any Company Subsidiary, or by Persons who are otherwise performing services for the benefit of the Company or any Company Subsidiary.
          (c) The Company and the Company Subsidiaries have all Permits from the FDA or any comparable Governmental Authority that are required to conduct the Company’s and the Company Subsidiaries’ businesses as now being conducted, and such Permits are in full force and effect in all material respects. The Company and the Company Subsidiaries have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Permits in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Permits. Neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger or any of the other Transactions, in and of itself, will not cause the revocation or cancellation of any Permit.
          (d) All preclinical tests performed by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all preclinical tests performed by a third party on behalf of the Company or any of the Company Subsidiaries, in each case, in connection with or as the basis for any submission to the FDA or other comparable Government Authority, filed under an IND, CTA, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Authority).
          (e) All human clinical trials to the extent conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company (for purposes solely of this Section 4.14(e), “knowledge of the Company” means the actual knowledge of the officers and employees listed on Schedule III), all human clinical trials conducted by a third party on behalf of the Company or any of the Company Subsidiaries, have been and are being conducted in material compliance with all applicable requirements of “Good Clinical Practice”, “Informed Consent” and, to the knowledge of the Company, “Institutional Review Boards”, as those terms are defined by FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization 6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all comparable foreign Drug Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, anyone acting on behalf of the Company or any Company Subsidiary, has received any written notice (or to the knowledge of the Company any oral notice) that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by the Company or any Company Subsidiary, or otherwise restrict the preclinical research on or clinical study of any Company product candidate. Notwithstanding the foregoing, any representation is made only to the knowledge of the Company with respect to activities by third parties to which the Company has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.
          (f) All clinical trials conducted by or on behalf of the Company or any Company Subsidiary and the results of all such clinical trials have been registered and disclosed in accordance with all applicable Drug Laws.
          (g) All manufacturing operations required to be conducted in accordance with applicable Good Manufacturing Practices as that term is defined by the FDA and in all applicable Drug Laws conducted by or, to the knowledge of the Company, for the benefit of, the Company or any Company Subsidiary with respect to Company product candidates have been and are being conducted in accordance, in all material respects, with such applicable Good Manufacturing Practices.
          (h) No product or product candidate manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such proceedings been pending at any time. Except with respect to Troxatyl, for which the Company has provided the final clinical study report for SPD758-216 and clinical study report synopses for SPD758-109 and SPD758-110, the Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company or any of the Company Subsidiaries from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by the Company, any of the Company Subsidiaries or any of their licensors or licensees in the possession of the Company or any of the Company Subsidiaries. In addition, the Company (and each Company Subsidiary, as applicable) has filed all annual and periodic reports, amendments and IND Safety Reports required for any of its products or product candidates required to be made to the FDA or any other Governmental Authority.
          (i) There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to (i) a violation by the Company or any Company Subsidiary of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of the Company or any Company Subsidiary.
          (j) Section 4.14(j) of the Company Disclosure Letter sets forth a complete and accurate listing (x) by study title and report number, where applicable or (y) including a description, where study title and report number are not applicable, as of the date hereof of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to SGX126, SGX523 and SGX393 product candidates of the Company or any Company Subsidiary in connection with or as the basis for any regulatory submission by or on behalf of the Company or the Company Subsidiaries to the FDA or any other Governmental Authority. Complete and accurate copies of all such data and reports made available to the Company with respect to the studies and trials listed in Section 4.14(j) of the Company Disclosure Letter have been provided or made available for review to Parent, and the Company has otherwise provided or made available for review all material preclinical and material clinical studies and trials conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all material preclinical and material clinical studies and trials conducted by a third party on behalf of the Company or any of the Company Subsidiaries, and all other material information known to it regarding the efficacy and safety of such product candidates.
          (k) Neither the Company nor any Company Subsidiary is marketing, distributing, selling or otherwise commercializing any product, or has done so.
          (l) Except with respect to Troxatyl, for which the Company has provided the final clinical study report for SPD758-216 and clinical study report synopses for SPD758-109 and SPD758-110, the Company and each Company Subsidiary have delivered or made available to Parent all forms, licenses, reports, applications, material written correspondence, and material meeting minutes received from or sent to the FDA and any other similar Governmental Authority, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, relating to any product candidate of the Company or any Company Subsidiary or to compliance with any Drug Law, including any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other similar Governmental Authority which bear in any way on the Company’s compliance with regulatory requirements of the FDA or any other similar Governmental Authority.
          (m) None of the Company, any Company Subsidiary, or any officer, employee or, to the knowledge of the Company, agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither the Company (or any Company Subsidiary) nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar state or federal Law or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Law.
          SECTION 4.15. Intellectual Property.
          (a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all registered Company Intellectual Property (other than Trade Secrets, Know-How, Software and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form), including (i) a complete and accurate list of all Patents, (ii) a complete and accurate list of all owned registered Copyrights, and (iii) a complete and accurate list of all registered Trademarks.
          (b) To the knowledge of the Company, the Company Intellectual Property is enforceable and valid. None of the Owned Company Intellectual Property, and to the knowledge of the Company none of the Non-Owned Company Intellectual Property, has been or is the subject of any pending Proceeding (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions, and with respect to Trademarks, invalidation, opposition, cancellation, abandonment or similar Proceeding) or any order of any court or other Governmental Authority (i) restricting the use of such Company Intellectual Property, (ii) restricting assignment or license thereof by the Company or any Company Subsidiary, as applicable, or (iii) that causes or would reasonably be expected to cause any Company Intellectual Property to be invalid or unenforceable, or challenging the Company’s rights in any Company Intellectual Property. To the knowledge of the Company, none of the Company Intellectual Property has been or is the subject of any threatened Proceeding or claim of infringement threatened or made in writing. Section 4.15(b) of the Company Disclosure Letter sets forth any and all settlements or agreements reached with respect to any such Proceedings related to the Owned Company Intellectual Property.
          (c) The Company is the sole and exclusive owner of, and has the valid right to use, all Owned Company Intellectual Property and has the valid right to use all Non-Owned

Company Intellectual Property. Section 4.15(c) of the Company Disclosure Letter sets forth a complete and accurate list of all royalty, license fee and other payment obligations payable by or to the Company or any Company Subsidiary with respect to the Company Intellectual Property. The Company or a Company Subsidiary, as applicable, has the unrestricted right to assign, transfer or grant to Parent all of its rights in and to the Owned Company Intellectual Property free of any rights or claims of any Person or any other Liens other than rights granted under routine material transfer and service agreements, and without payment by any Person of any royalties, license fees or other amounts to any other Person. The consummation of the Transactions will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or any Company Subsidiary in any Company Intellectual Property, (ii) grant or require Parent, the Company or any Company Subsidiary to grant to any Person any rights with respect to any Intellectual Property, (iii) subject the Parent, the Company or any Company Subsidiary to any increase in royalties or other payments in respect of any Company Intellectual Property, or (iv) diminish any royalties or other payments the Parent, the Company or any Company Subsidiary would otherwise be entitled to in respect of any Owned Company Intellectual Property.
          (d) Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, or granted any licenses to any Company Intellectual Property to third parties, or otherwise caused or permitted any Lien to attach to any Company Intellectual Property or any Patents, Know-How, Trademarks or other Intellectual Property or related technology or products that would have been Company Intellectual Property, but for such assignment, transfer, license, conveyance or Lien other than rights granted under routine material transfer and service agreements. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Owned Company Intellectual Property by the Company or any Company Subsidiary or require any payments for such use. No other Person has any proprietary, commercial, joint ownership, royalty or other interest in the Owned Company Intellectual Property or the goodwill associated therewith. Neither the Company nor any Company Subsidiary has entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company, (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (iii) granting any Person the right to control the prosecution of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company.
          (e) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company by any Person. The conduct of the business of the Company or any Company Subsidiary as currently conducted or currently contemplated (as described in the Company SEC Reports) to be conducted in the future, including marketing, sale, use or other exploitation of any product currently under investigation or in development by the Company or any Company Subsidiary, to the knowledge of the Company, does not presently infringe or misappropriate or otherwise violate, as applicable, the intellectual property rights or other proprietary rights of any Person and neither the Company nor any Company Subsidiary has received any written notice (or to the knowledge of the Company any oral notice) from any Person, or has knowledge of, any claim or assertion to the contrary.
          (f) To the knowledge of the Company, all issuance, renewal, maintenance and other material payments that are or have become due with respect to the Owned Company Intellectual Property have been timely paid. To the knowledge of the Company, all documents, certificates and other material in connection with the Owned Company Intellectual Property have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. The Company and the Company Subsidiaries have properly filed, prosecuted and maintained all Patents and Trademarks included in the Owned Company Intellectual Property and have used reasonable best efforts to maintain all material other Owned Company Intellectual Property. To the knowledge of the Company, no act has been done or omitted to be done by the Company which has had, or would reasonably be expected to have, the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Owned Company Intellectual Property, or give any Person any rights with respect thereto. The Company is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Authority as the sole and exclusive owner of record for each registration, grant and application included in the registered Owned Company Intellectual Property.
          (g) The Company and the Company Subsidiaries have taken all reasonable measures to maintain in confidence all proprietary Know-How and to protect the secrecy, confidentiality and value of all Trade Secrets included within the Company Intellectual Property.
          (h) All Company personnel who have contributed to or participated in the conception or development of any Owned Company Intellectual Property have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company. To the knowledge of the Company, no Company personnel have any claim against the Company in connection with such Person’s involvement in the conception and development of any Owned Company Intellectual Property and no such claim has been asserted or threatened in writing. To the knowledge of the Company, none of the Company personnel has any ownership interest in any Patents for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which Patents have not been assigned to the Company. All Company personnel who have contributed to or participated in the conception and development of any Intellectual Property conceived and/or reduced to practice in the course of such Company personnel’s employment at the Company, either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company ownership of all tangible and intangible property rights thereby arising, or (ii) have executed or agreed to execute appropriate instruments of assignment to the Company as assignee that have conveyed or will convey to the Company ownership of all tangible and intangible property thereby arising.

          (i) To the knowledge of the Company there are no domain names of the Company that consist of or include Trademarks that are owned or registered by any Person other than the Company or the Company Subsidiaries or their respective Affiliates.
          (j) The Company and the Company Subsidiaries have complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Patents that are part of the Company Intellectual Property.
          (k) Section 4.15(k) of the Company Disclosure Letter sets forth a complete and accurate list and description of all Software used by the Company other than OTS Software Licenses. Software used by Company is (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any Person, or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements. The Software owned, designed or developed by the Company or any of its employees, consultants or agents conforms in all material respects to the technical specifications for the design, performance, operation, test, support and maintenance of such Software, and all other documentation relating to such technical specifications. The Company has not experienced within the past 12 months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Software used by the Company. The Company has taken reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business. With respect to each item of Software which is included in the Owned Company Intellectual Property (“Owned Software”), the Company is in possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, maintenance and support of the Owned Software as used, maintained, or supported in the business of the Company. No Person other than the Company and the Company Subsidiaries has any rights to use, sell, license, transfer or otherwise exploit the Owned Software (except for portions thereof that may consist of embedded third party products licensed from others). The Company has not disclosed any Owned Software source code to any other Person other than pursuant to an enforceable confidentiality agreement that reasonably protects the Company’s rights in such Owned Software.
          SECTION 4.16. Material Contracts.
          (a) Set forth in Section 4.16(a) of the Company Disclosure Letter is a complete and accurate list of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):
     (i) employment Contract, independent contractor or consulting Contract, severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union;
     (ii) Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services

(including any Contract that requires the Company or any of the Company Subsidiaries to work exclusively with any Person in any particular area) or any other similar limitation on the ability of the Company or any of the Company Subsidiaries to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;
     (iii) Contract with (A) any Affiliate of the Company, other than any of the Company Subsidiaries, or any officer or director, (B) any current holder of capital stock of the Company or any Affiliate (other than any director, officer or employee or former employee holding incentive awards under any Stock Plan), or (C) any director or officer of the Company or a Company Subsidiary (other than any Contracts of the type described in Section 4.16(a)(i) or indemnification agreements), in each case required to be disclosed by the Company in the Company SEC Reports under Regulation S-K, Item 404, without regard to any monetary thresholds therein;
     (iv) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) under which the Company or any of the Company Subsidiaries are a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company), any real property or any portion or any premises otherwise occupied by or owned by the Company or any of the Company Subsidiaries (each such lease, license, sublease or other occupancy right or similar Contract, a “Lease”);
     (v) Contract (A) requiring or otherwise involving the obligation (including any contingent obligation) to make payment by or to the Company or any of the Company Subsidiaries of more than an aggregate of $100,000, (B) in which the Company or any of the Company Subsidiaries have granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which the Company or any of the Company Subsidiaries have agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;
     (vi) Contract for the disposition of any significant portion of the assets or business of the Company or any of the Company Subsidiaries or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person, in each case within the last three years;
     (vii) Contract for any joint venture, partnership, material research and development project or similar arrangement;
     (viii) Contract granting any Person any license from the Company or any of the Company Subsidiaries to any Company Intellectual Property, or pursuant to which the Company or any of the Company Subsidiaries has been granted by any Person any material license to any Intellectual Property, or any other license, option, freedom from suit, release, transfer, or other Contract to which the Company or any of the Company Subsidiaries is a party relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person (provided, however, that the foregoing need not include OTS Software Licenses or routine material transfer and service agreements);
     (ix) Contract (other than trade debt incurred in the ordinary course of business) under which the Company or any of the Company Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person;
     (x) Contract under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of the Company or any of the Company Subsidiaries or (B) the Company or any of the Company Subsidiaries have directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than a Company Subsidiary), in each case other than (I) endorsements for the purpose of collection in the ordinary course of business and (II) ordinary course Contracts relating to research and development of products;
     (xi) except for Contracts covered by clause (ix) above, Contract under which the Company or any of the Company Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Company Subsidiary;
     (xii) Contract providing for any mortgage or security interest in material property of the Company and the Company Subsidiaries;
     (xiii) confidentiality agreements with any full time employee of the Company or any of the Company Subsidiaries that is not substantially in the form of the Company’s or a Company Subsidiary’s form of confidentiality agreement;
     (xiv) Contract involving a supply or tolling agreement or arrangement that commits the Company or any of the Company Subsidiaries to purchase goods or supplies relating to any product candidate for clinical studies or commercial use to the extent the commitment is not accrued on the most recent balance sheet of the Company contained in the Company SEC Reports;
     (xv) Contract involving a standstill or similar obligation of the Company or any of the Company Subsidiaries to a third party or of a third party to the Company or any of the Company Subsidiaries;
     (xvi) Government Contracts;
     (xvii) Contract that is not terminable by the Company or the Company Subsidiaries upon less than 31 days’ notice without penalty (such penalty to exclude any failure to continue receiving any product or service that is discontinued as a result of such termination) to the Company or the Company Subsidiaries and not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a) involving (A) payment obligations of the Company or the Company Subsidiaries in excess of $25,000 in the aggregate from and after the Closing Date or (B) any commitment of employees or contractors of the Company or the Company Subsidiaries under such Contract from and after the Closing Date to the extent that the dollar value equivalent of the time of such employees or contractors committed under such Contract is reasonably likely to exceed $25,000 in the aggregate from and after the Closing Date; and
     (xviii) Contract not entered into in the ordinary course of business that is material to the Company and the Company Subsidiaries taken as a whole and not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a).
          (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of the Company Subsidiaries is in material default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company and the Company Subsidiaries party thereto. To the knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. Neither the Company nor any of the Company Subsidiaries has received any written notice (or to the knowledge of the Company any oral notice) of termination or cancellation under any Material Contract or received any written notice (or to the knowledge of the Company any oral notice) of breach or default in any material respect under any Material Contract which breach has not been cured. Except as separately identified in Section 4.16(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect immediately following the consummation of the Transactions. The Company has provided, or otherwise made available to Parent, complete and accurate copies of all of the Material Contracts currently in effect.
          SECTION 4.17. Government Contract Regulatory Matters.
          (a) The Company and the Company Subsidiaries have delivered or made available to Parent complete and accurate copies of all Current Government Contracts and all material documentation related thereto. Each of the Current Government Contracts was legally awarded, is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.
          (b) The Company and the Company Subsidiaries have complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Service Contract Act, the Procurement Integrity Act, the False Claims Act, the Truth in Negotiation Act, the Federal Procurement and Administrative Services Act, agency Grant Regulations and guidance, the Federal Acquisition Regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the representations and certifications made by the Company and the Company Subsidiaries with respect to such Government Contracts were accurate in all material respects as of their effective date and the Company and the Company Subsidiaries have fully complied with all such certifications in all material respects. No terminations or default, cure notice or show cause notice has been issued and remains unresolved with respect to any such Current

Government Contract. No past performance evaluation received by the Company or any Company Subsidiary with respect to any such Current Government Contract has set forth a material default or other material failure to perform thereunder or termination thereof.
          (c) With respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified in writing the Company or any Company Subsidiary of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could be reasonably expected to materially affect payments under such Current Government Contracts or adversely affect the award of Government Contracts to the Company or the Company Subsidiaries in the future. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, any oral, show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; and neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, any oral, notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.
          (d) Neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral, notice of any outstanding claims or contract disputes to which the Company or any Company Subsidiary is a party (i) relating to the Current Government Contracts and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) relating to the Current Government Contracts under the Contract Disputes Act or any other federal statute.
          (e) Neither the Company nor any Company Subsidiary has ever been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of their respective officers or employees. To the knowledge of the Company, there is no valid basis, for the Company’s or any Company Subsidiary’s suspension or debarment from bidding on any Government Contracts. No negative determination of responsibility has been issued against the Company or any Company Subsidiary during the past three years with respect to any quotation, bid or proposal for a Government Contract.
          (f) Except for routine cost audits (e.g., audits performed pursuant to OMB Circular A-133), in the past six years, neither the Company nor any Company Subsidiary has undergone and is not undergoing any audit, investigation or review relating to any Government Contract, neither the Company nor any Company Subsidiary has received written notice of, or undergone, any investigation or review relating to any Government Contract, and, to the knowledge of the Company, no such audit, investigation or review is threatened other than routine cost audits conducted in the ordinary course of business and for which no unresolved deficiencies exist.
          (g) To the knowledge of the Company, the Company and the Company Subsidiaries perform no activities under Current Government Contracts, and have no other relationships with any other Person, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.
          (h) During the last five years, neither the Company nor any Company Subsidiary has made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract.
          (i) None of the Company’s or the Company Subsidiaries’ employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the Company’s and the Company Subsidiaries’ respective businesses.
          SECTION 4.18. Employment Matters.
          (a) Neither the Company nor any Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign with respect to any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.
          (b) Section 4.18(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the name of each officer and employee of the Company or any Company Subsidiary, (ii) each other person who has accepted an offer of employment made by the Company or any Company Subsidiary but whose employment has not yet commenced and (iii) the names of each other person to whom an offer of employment is outstanding by the Company or any Company Subsidiary, in each case at the date hereof, together with each such person’s actual or offered position or function, date of hire, seniority recognized to the extent preceding hire dates, status as active or non-active and as a U.S. citizen or lawful permanent resident, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date and the target bonuses under those arrangements for the current fiscal year. The Company has not received any written communications that would lead it to believe that executive officers or vice presidents will or may cease to be employees, or will refuse offers of employment from Parent, because of the consummation of the Transactions.
          (c) All employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before the termination. Other than pursuant to Material Contracts set forth in Section 4.16(a)(i) of the Company Disclosure Letter, the Company’s or the Company Subsidiaries’ relationships with all individuals who act on their own as contractors or as other service providers can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. No employee is on disability or other leave of absence, other than short term absences of less than three weeks. The Company and the

Company Subsidiaries have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including those relating to wages, hours, benefits, labor and the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Neither the Company nor the Company Subsidiaries have sponsored any employee for, or otherwise knowingly engaged any employee working pursuant to, a non-immigrant visa.
          (d) The Company and the Company Subsidiaries have complied in all material respects with their obligations under the WARN Act and other similar applicable Law. Section 4.18(d) of the Company Disclosure Letter sets forth a complete and accurate list of all employees whose employment has been terminated within 90 calendar days preceding the Closing Date, or whose work hours have been materially reduced by the Company or the Company Subsidiaries within six months preceding the Closing Date, and such list indicates the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six month period preceding the Closing Date.
          (e) All source deductions and other amounts required by applicable Law to be deducted or withheld from remuneration payable to employees of the Company and the Company Subsidiaries, and all employer premiums, contributions or amounts payable by the Company or the Company Subsidiaries thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in material compliance with applicable Law to the appropriate governmental or regulatory authority.
          (f) Neither the Company nor, to the knowledge of the Company, any Company Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code). All individuals who perform services for the Company or a Company Subsidiary and who have been classified as other than employees have been properly classified. All employees of the Company and Company Subsidiaries are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the law of any jurisdiction other than the United States.
          (g) The Company has made available to Parent prior to the date of this Agreement a current, accurate and complete copy of each material personnel policy, rule, or procedure generally applicable to employees of the Company and the Company Subsidiaries.
          (h) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Authority relating to employees or employment practices.
          SECTION 4.19. Real Property.
          (a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.
          (b) Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list of all real property that is as of the date hereof leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the Lease, and any correspondence with the landlord of such Leased Real Property relating to the Company’s obligation to remove any tenant improvements, alterations or installations existing at the Leased Real Property. The Company, or any of the Company Subsidiaries, is the sole owner and holder of a valid leasehold interest in each Lease free and clear of Liens other than Permitted Liens. The Company or any of the Company Subsidiaries has peaceful and undisturbed possession under each Lease. There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Leases that are owned by the Company or any of the Company Subsidiaries. No party has a right to occupy any of the premises subject to a Lease except for the Company or any of the Company Subsidiaries. There are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company’s rights pursuant to any Lease. No current use by the Company nor any of the Company Subsidiaries of the Leased Real Property or any improvements thereon is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company. Each parcel of Leased Real Property is located on public roads and streets with, to the knowledge of the Company, adequate and legal ingress available between such streets and such parcel of Leased Real Property.
          SECTION 4.20. Insurance. Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of all material insurance policies of the Company and the Company Subsidiaries. There is no material claim by the Company or any Company Subsidiary pending under any of such policies. All material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is customary in the industry in which they operate. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. No notice of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.
          SECTION 4.21. Affiliate Transactions. No present or former officer or director of the Company or any Company Subsidiary or any Person owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months preceding the date of this Agreement.
          SECTION 4.22. State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or any of the other Transactions. The action of the

Company Board in approving this Agreement, the Voting Agreement and the Transactions is sufficient to render inapplicable to this Agreement, the Voting Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.
          SECTION 4.23. Assets. The Company and the Company Subsidiaries have (a) good and valid title to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports, except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (b) a valid leasehold interest or other comparable Contract of use in all properties and assets reflected as leased on such balance sheet, except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens.
          SECTION 4.24. Foreign Corrupt Practices Act. Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.
          SECTION 4.25. No Other Representations or Warranties. The representations and warranties of the Company set forth in this Article 4 constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the Merger and the other Transactions, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company. Except as provided in the Voting Agreement and any documents entered into in connection therewith, no current or former stockholder, director, officer, employee, affiliate or advisor of the Company or any Company Subsidiary has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          SECTION 5.1. Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 5.2. Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          SECTION 5.3. Authorization; No Conflict.
          (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by Parent and Merger Sub (to the extent a party), the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions, except for the approval of the Merger by Parent as the owner of all the outstanding capital stock of Merger Sub. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub (to the extent a party) and, assuming the due authorization, execution and delivery by the Company (to the extent a party) and the other parties thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement and the Voting Agreement by Parent or Merger Sub (to the extent a party), nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in this clause (ii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s (to the extent a party) execution, delivery and performance of this Agreement and the Voting Agreement, or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq and the NYSE, (v) compliance with the “blue sky” laws of various states, (vi) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, and (vii) any such consent, approval, order, authorization, registration, declaration or filing, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.4. Information Supplied. None of the information supplied or to be supplied in writing by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          SECTION 5.5. Available Funds. Parent has, or will have, sufficient funds available to consummate the Transactions.
          SECTION 5.6. Litigation. There are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or against any of their respective directors, officers, employees or agents in their capacities as such that would reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE 6
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 6.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing, except as expressly permitted or required pursuant to this Agreement or except as set forth in Schedule 6.1:
          (a) The Company and the Company Subsidiaries shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices, (ii) use reasonable best efforts to maintain and preserve substantially intact their respective business organizations, to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees (as identified by Parent in consultation with the Company) and to comply in all material respects with all applicable Laws and the requirements of all Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, in each case, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time, (iii) maintain at least $15,000,000 in cash, cash equivalents and short-term investments, net of outstanding lines of credit and notes payable, as of the date two Business Days prior to the Closing Date; provided, however, that the covenant set forth in this Section 6.1(a)(iii) shall only be applicable until and including September 1, 2008, and shall terminate thereafter, and (iv) use reasonable best efforts to prepare such narratives, synopses and/or reports as are reasonably necessary (determined after consultation with Parent) in connection with proceeding toward closing the IND with respect to the SGX523 product candidate of the Company.
          (b) Without limiting the generality of the foregoing Section 6.1(a), except as set forth in Section 6.1 of the Company Disclosure Letter and as contemplated by Section 3.4 and Section 3.5, the Company shall not directly or indirectly, and shall not permit any of the

Company Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall (x) not be unreasonably withheld or delayed with respect to those actions prohibited by subsections (ix), (xii), (xiv), (xvii)(B) (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by subsection (xvii)(B)(2) within three Business Days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent), (D) and (F), (xx) and (xxi), and (y) be in the sole discretion of Parent with respect to those actions prohibited by the remaining subsections):
     (i) except with respect to Intellectual Property, which is addressed in subsections (xvii) and (xviii), (A) acquire, sell, lease, transfer, encumber or permit to be subject to any Lien or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, taken as a whole, or (B) terminate, cancel or materially modify any Material Contract;
     (ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;
     (iii) amend or propose to amend the Company Charter Documents or the Subsidiary Documents;
     (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;
     (v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock;
     (vi) adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of its capital stock;
     (vii) except for the Company Common Stock issuable upon exercise of Options outstanding on the date hereof or the Warrants or pursuant to the ESPP (it being understood that, between the date of this Agreement and September 15, 2008, no more than $17,500 per bi-weekly pay period of the Company may be withheld pursuant to payroll deductions from participants in the ESPP to be applied toward the purchase of shares of Company Common Stock under the ESPP), and the vesting of Restricted Stock and Restricted Stock Unit awards granted prior to the execution of this Agreement, issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;
     (viii) incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another

Person, except indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate;
     (ix) make any loans or advances, except to or for the benefit of the Company Subsidiaries;
     (x) other than to the extent required in a written contract or agreement in existence as of the date of this Agreement and disclosed in Section 4.10 of the Company Disclosure Letter or as otherwise expressly required by the terms of this Agreement: (A) grant any awards under any Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Employee Benefit Plan or awards made thereunder or the commencement of a new purchase period or new offering under the ESPP (whether or not provided by the terms of the ESPP as of the date of this Agreement), (B) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary, (C) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual, (D) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (E) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees, consultants or independent contractors of the Company or any Company Subsidiary, (F) adopt or establish any plan, policy, program or arrangement that would be considered a Company Employee Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Company Employee Benefit Plan, (G) provide any material benefit to a current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary not required by any existing agreement or Company Employee Benefit Plan, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Benefit Plan or to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan or make any material determinations not in the ordinary course of business under any Company Employee Benefit Plan, or (I) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 4.10(i) (without regard to whether the Transactions are consummated);
     (xi) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any employment, consulting, severance, termination or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants, independent contractors or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;
     (xii) make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any material Tax election; file any amended Tax Return with respect to any material Tax;

make any material change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;
     (xiii) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements or which relates to any Company Intellectual Property;
     (xiv) pay or discharge any claims, Liens or liabilities which are not reserved for or reflected on the balance sheets included in the Company Financial Statements or incurred in the ordinary course of business after the date of the Company Financial Statements;
     (xv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger);
     (xvi) abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Permit or other material assets (other than Company Intellectual Property);
     (xvii) with respect to Intellectual Property, (A) other than with respect to material transfer or service agreements, sell, assign, license, sublicense, encumber, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property, (B) grant any rights under material transfer or service agreements, other than (1) those entered into in the ordinary course of business consistent with past practice in connection with the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc. or (2) materials sent by the Company pursuant to service agreements existing as of the date hereof, (C) extend, amend, waive, cancel or modify any rights in or to the Company Intellectual Property, (D) fail to diligently prosecute the Patent applications within Owned Company Intellectual Property (provided, however, that with respect to Owned Company Intellectual Property that is jointly owned, the Company’s obligation shall be to diligently prosecute such Patent applications to the fullest extent permitted under existing contractual arrangements with third parties covering such Owned Company Intellectual Property that is jointly owned), (E) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than presentations required to be given under the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc., or (F) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual

Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than presentations given by the Company in the ordinary course consistent with past practice, excluding those presentations covered by clause (D) above;
     (xviii) (A) enter into any Contract that would result in the grant to the Company or any of the Company Subsidiaries of any right or license in the Intellectual Property of any Person (other than Contracts in connection with the purchase of laboratory reagents and materials), or (B) amend, assign, terminate or fail to exercise a right of renewal or extension under Contract related to Company Intellectual Property;
     (xix) (A) enter into, renew, amend or voluntarily terminate any Material Contract or any joint venture, partnership or other similar arrangement, (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein, or (C) waive, release or assign any rights or claims under any Material Contract;
     (xx) authorize any new capital expenditures in excess of $100,000 in the aggregate, other than those capital expenditures reimbursed by third parties;
     (xxi) fail to use reasonable best efforts to keep in full force and effect all insurance policies maintained by the Company and the Company Subsidiaries, other than such policies that expire by their terms (in which event the Company and the Company Subsidiaries shall use reasonable best efforts so that such policies will be renewed or replaced) or changes to such policies made in the ordinary course of business consistent with past practice;
     (xxii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;
     (xxiii) take any action that would or would reasonably be expected to result in any of the conditions to the Merger contained in Article 8 not being satisfied or that would or would reasonably be expected to delay the consummation of, or impair the ability of the Company to consummate, the Transactions; or
     (xxiv) take or agree in writing or otherwise to take any of the actions precluded by Section 6.1(b).
ARTICLE 7
ADDITIONAL AGREEMENTS
          SECTION 7.1. Preparation of Proxy Statement; Stockholders Meeting.

          (a) The Company shall, as promptly as practicable following the date hereof, with the timely cooperation and assistance of Parent, prepare the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting. Parent, Merger Sub and the Company shall cooperate and consult with each other and their respective counsel in the preparation of the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon. Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable following its clearance by the SEC. Each party agrees to consult with the other party (and such consultations shall be reasonable) prior to responding to all SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.
          (b) As soon as practicable following the date hereof, the Company shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether a Company Adverse Recommendation Change shall have occurred. The Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and give the Required Company Stockholder Vote (the “Company Recommendation”) until and unless a Company Adverse Recommendation Change shall have occurred. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, however, that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fourth Business Day after such date).
          (c) Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.

          SECTION 7.2. Employee Matters.
          (a) Until the first anniversary of the Closing Date, Parent agrees to provide employees of the Company and the Company Subsidiaries who are located in the United States and retained by Parent with employee benefits (excluding equity and change in control plans, programs, or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time; provided, however, that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 7.2 of the Company Disclosure Letter.
          (b) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each Person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under existing analogous plans, programs or arrangements of the Company or its Affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit or provide any benefit not currently provided to such Company Employee. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also use reasonable best efforts to cause each employee benefit plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and the Company Subsidiaries to provide such vacation and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies. Nothing in this Section 7.2 shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.
          (c) The provisions of this Section 7.2 shall in no event apply to any employee of the Company or any of the Company Subsidiaries whose employment has been terminated and who is later employed by Parent, the Surviving Corporation or any of their respective Subsidiaries.
          (d) The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

          SECTION 7.3. Regulatory Filings. The Company, Parent and Merger Sub shall each, promptly after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement), file or cause to be filed with the FTC, the DOJ and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act with respect to the Transactions.
          SECTION 7.4. Public Statements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 7.8(d) or required by Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed by the parties.
          SECTION 7.5. Standard of Efforts.
          (a) Subject to the terms and conditions provided herein (including the provisions of Sections 7.1(b) and 7.8), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they will consult with each other (and such consultations shall be reasonable) with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.
          (b) In furtherance of, and not in limitation of the foregoing, the parties shall respond promptly to any requests for additional information made by the FTC, the DOJ or any other Governmental Authority, and use their respective reasonable best efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Each of Parent and Merger Sub and the Company will (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions.
          (c) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 7.5, or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.
          SECTION 7.6. Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or the occurrence or existence of any event which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, would reasonably be likely to result, in the failure of any condition set forth in Section 8.2(a) or (b) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to Parent.
          SECTION 7.7. Access to Information; Confidentiality.
          (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall promptly furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may from time to time reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without significant interference to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 7.7(a), neither the Company nor any Company Subsidiary shall be obligated to disclose any information if doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which the Company or any Company Subsidiary is a party; provided, however, that if any information is withheld by the Company or any Company Subsidiary pursuant to the foregoing, the Company shall inform Parent as to the general nature of what is being withheld.
          (b) The provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
          SECTION 7.8. No Solicitation.
          (a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, promptly request and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or encourage (including by way of furnishing information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if in response to an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board reasonably determines in good faith (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action does or would constitute a breach of its fiduciary obligations to the Company’s stockholders under Delaware law, then the Company may at any time prior to the receipt of the Required Company Stockholder Vote (but in no event after such time), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement; provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such Person regarding such Takeover Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 7.8(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by the Company Subsidiaries or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.8 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 7.8(a) within 24 hours of the execution thereof.
          (b) In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
          (c) Except as expressly permitted by this Section 7.8(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Recommendation or the approval or declaration of advisability by the Company Board of this Agreement, the Merger and the other Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action (any failure or action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”).

Notwithstanding the foregoing, the Company Board may, prior to the receipt of the Required Company Stockholder Vote, (x) fail to make, withdraw or modify the Company Recommendation, (y) recommend a Takeover Proposal that constitutes a Superior Proposal, or (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the Company Board is required to make such Company Adverse Recommendation Change in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal and until the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Company Board, and compliance by the Company with the provisions of Section 9.1(h).
          (d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) from making any required disclosure to the Company’s stockholders, if in each case the Company Board determines in good faith, after consultation with outside counsel, that the taking of such position or the making of such disclosure is necessary in order for the Company Board to comply with its fiduciary duties to its stockholders under Delaware law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.8(c). Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to this Section 7.8(d) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation.
          SECTION 7.9. Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.
          (b) For six years after the Effective Time, to the full extent permitted under applicable Law (with the parties agreeing that any limitations on a corporation’s ability to indemnify a director or officer under Delaware Law shall be applicable to the indemnification provided for under this Section 7.9(b) notwithstanding that such limitations may not otherwise be applicable), Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in Section 7.9(a).
          (c) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies (complete and accurate copies of which have been previously provided to Parent), in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided further, however, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further, however, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy or policies shall satisfy the provisions of this Section 7.9(c).
          (d) The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with the Indemnified Party (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted or that could have been asserted against such Indemnified Party.
          (e) The obligations of Parent and the Surviving Corporation under this Section 7.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9, each of whom may enforce the provisions of this Section 7.9).
          SECTION 7.10. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 3.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the

Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
          SECTION 7.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any of the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.
ARTICLE 8
CONDITIONS
          SECTION 8.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.
          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other Transactions under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger or the other Transactions illegal or otherwise prevent the consummation thereof; provided, however, that the party seeking to assert this condition shall have complied with the provisions of Section 7.5, such that if any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the other Transactions, the Company and Parent shall each cooperate to reasonably contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of Merger or the other Transactions, including by promptly pursuing all reasonable avenues of administrative and judicial appeal.
          SECTION 8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 4.1(a) (the first sentence), 4.2(a) and 4.9 shall be true and correct (other than, (x) with respect to Section 4.1(a) (the first sentence) and Section 4.2(a), de minimis inaccuracies and (y) with respect to Section 4.9, commission or broker’s or finder’s fees or similar fees or commissions or reimbursement of expenses payable by the Company or any Company Subsidiary, in connection with such broker’s or finder’s services, to any agent, broker, investment banker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority (except for the Company Financial Advisor) in connection with any of the Transactions, that, in the aggregate, would not exceed $100,000) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company contained in this Agreement (other than Sections 4.1(a) (the first sentence), 4.2(a) and 4.9) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.
          (c) Certificates. Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.
          (d) Litigation. There shall not be pending or threatened any Proceeding by a Governmental Authority (i)  seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Sub any damages that would reasonably be expected to have a Company Material Adverse Effect, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of any Transaction, (iii) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling the business or operations of the Company and the Company Subsidiaries.
          (e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date.
          (c) Certificates. The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.
          SECTION 8.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any conditions set forth in Sections 8.1, 8.2 and 8.3 of this Agreement, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or the failure to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 7.5.
ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either the Company or Parent, if the Merger has not been consummated on or prior to November 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the Merger not being consummated on or prior to the Outside Date;
          (c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking the right to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with the provisions of Section 7.5 and the right to terminate pursuant to this Section 9.1(c) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;
          (d) by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained;
          (e) by Parent, if prior to the receipt of the Required Company Stockholder Vote (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “15%” in the definition thereof with 50%) that is made in writing to the Company Board and publicly disseminated within 10 Business Days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer), or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 7.8;
          (f) by Parent, if (i) there shall have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or (ii) the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;
          (g) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; or
          (h) by the Company, if prior to the receipt of the Required Company Stockholder Vote, (i) the Company is in compliance with its obligations under Section 7.8, (ii) the Company Board has received a Takeover Proposal that it has determined in good faith, after consultation with its financial advisor of nationally recognized reputation and outside counsel, constitutes a Superior Proposal, (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the four Business Day period following Parent’s receipt of a Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (B) the Company Board shall have determined in good faith, after the end of such four Business Day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(h) unless the Company has complied with the requirements of this Section 9.1(h) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for four Business Days from such new Superior Proposal Notice, (v) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 9.3(b)(iv), and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.
The party desiring to terminate this Agreement shall give written notice of such termination to the other party specifying the provision hereof pursuant to which such termination is effected.
          SECTION 9.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except for the provisions of (i) Section 4.9, (ii) Section 5.5, (iii) Section 7.4, (iv) the proviso in Section 7.6, (v) the last sentence of Section 7.7(a), (vi) Section 7.7(b), (vii) this Section 9.2, (viii) Section 9.3, and (ix) Article 10, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement.
          SECTION 9.3. Fees and Expenses.
          (a) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any of the other Transactions are consummated.
          (b) In the event that:
          (i) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) (except if the failure to consummate the Merger prior to the Outside Date was caused by delay resulting from any Governmental Authority) or Section 9.1(d) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);
          (ii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 9.1(f)(ii) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);
          (iii) this Agreement is terminated by Parent pursuant to Section 9.1(e);
          (iv) this Agreement is terminated by the Company pursuant to Section 9.1(h); or
          (v) (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) (except if the failure to consummate the Merger prior to the Outside Date was caused by delay resulting from any Governmental Authority) or Section 9.1(d) or by Parent pursuant to Section 9.1(f)(ii) and (B) the Company enters into a definitive agreement with any Significant Stockholder with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing the percentage of equity securities of the Company directly or indirectly owned by such Significant Stockholder as of the date of this Agreement in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);
then in any such event under clause (i), (ii), (iii) or (iv) of this Section 9.3(b), the Company shall pay to Parent a termination fee of $2,000,000 (the “Termination Fee”), plus an additional amount not to exceed $250,000 for the Expenses of Parent. Any payment required to be made pursuant to clause (i), clause (ii) or clause (v) of this Section 9.3(b) shall be made to Parent promptly following the consummation of the transaction contemplated by the Takeover Proposal referred to therein (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of this Section 9.3(b) shall be made to Parent promptly following termination of this Agreement by Parent as set forth in such clause (iii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) and any payment required to be made pursuant to clause (iv) of this Section 9.3(b) shall be made to Parent at the time provided for in clause (v) of Section 9.1(h). In circumstances in which Expenses are payable or reimbursable pursuant to this Section 9.3(b), such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (c) The Company acknowledges that the agreement contained in Section 9.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without that agreement, Parent would not enter into this Agreement. If the Company fails to make payment of such fee within the applicable time period specified in Section 9.3(b) and Parent commences a suit to collect such fee, the Company shall indemnify and reimburse Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the fee was payable pursuant to Section 9.3(b).
          SECTION 9.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub at any time prior to the Effective Time, whether before or after approval of this Agreement and the Transactions by the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 9.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
ARTICLE 10
GENERAL PROVISIONS
          SECTION 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: Gregg S. Talbert
Fax: (317) 276-5996

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.

Washington, DC 20004
Attention: Catherine J. Dargan
Fax: (202) 778-5567

(b)	if to the Company:

SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, California 92121
Attention: Michael Grey and Annette North
Fax: (858) 558-4859

with a copy to:

Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92122
Attention: Frederick T. Muto and J. Patrick Loofbourrow
Fax: (858) 550-6420
     Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, facsimile, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.
          SECTION 10.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.
          SECTION 10.3. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the officers and employees listed on Schedule III and all knowledge which was, or would reasonably have been expected to be, obtained by such Persons based on such Person’s position or office.
          SECTION 10.4. Interpretations. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          SECTION 10.5. Governing Law; Jurisdiction.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.
          (c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transactions.
          SECTION 10.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 10.7. Assignment; No Third Party Beneficiaries.
          (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to Parent or to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.
          (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Effective Time each Indemnified Party is an intended third party beneficiary of Section 7.9, such Persons may specifically enforce such provisions. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

          SECTION 10.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
          SECTION 10.9. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof or thereof.
          SECTION 10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[The remainder of this page is intentionally blank.]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SGX PHARMACEUTICALS, INC.

By:	/s/ Mike Grey

Name:	Mike Grey
Title:	President and CEO

ELI LILLY AND COMPANY

By:	/s/ Gino Santini

Gino Santini, Senior Vice President, Corporate Strategy and Business Development

REM MERGER SUB, INC.

By:	/s/ Gregg S. Talbert

Gregg S. Talbert, President and Treasurer

EXHIBIT A
Voting Agreement
[See attached]

PRIVILEGED AND CONFIDENTIAL
Voting Agreement, dated as of July 8, 2008 (this “Agreement”), among Eli Lilly and Company, an Indiana corporation (“Parent”), and each of the stockholders listed on Schedule I to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).
Introduction
          Parent, REM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”).
          As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”).
          As a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein.
          In consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:
          Section 1. Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.
          Section 2. Voting of Shares.
          (a) Voting. For so long as this Agreement is in effect, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:
               (i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the Transactions, and any actions required in furtherance thereof;
               (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

               (iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Transactions.
          (b) Grant of Irrevocable Proxy. Such Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall hereafter be designated by Parent, and each of them, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to the matters and in the manner specified in Section 2(a) hereof (and not with respect to any other matters); provided, however, that the foregoing proxy shall terminate immediately upon termination of this Agreement in accordance with its terms. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Subject to this Section 2(b), this grant of proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all actions (including voting or causing to be voted such Stockholder’s Subject Shares or granting an approval or consent in respect of such Stockholder’s Subject Shares) that may be lawfully taken by such irrevocable proxy in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, subject to the terms hereof.
          Section 3. Fiduciary Responsibilities. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.
          Section 4. Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows as of the date hereof:
          (a) Binding Agreement. Such Stockholder has the capacity to execute and deliver this Agreement and to perform its obligations hereunder. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (b) No Conflict. Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder) with, or notification to, any Governmental Authority, (ii) if such Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder’s Subject Shares, except, in the case of clause (iii), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a Governmental Authority, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder’s Subject Shares. If such Stockholder is a married individual and such Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (c) Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder. There are no outstanding options, shares of Company Common Stock subject to vesting or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. Except as provided in Section 2 hereof, such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. As of the date of this Agreement, the Shares set forth opposite such Stockholder’s name on such Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

          Section 5. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows as of the date hereof:
          (a) Binding Agreement. Parent is a corporation organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby (except as described in Section 4.3 of the Merger Agreement). Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (b) No Conflict. Neither the execution and delivery by Parent of this Agreement, nor the performance by Parent of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or as would not be expected to prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder) with, or notification to, any governmental entity, (ii) result in a violation of, or default under, or conflict with any provision of its organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to Parent, except, in the case of clause (iii), as would not prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a governmental entity, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Parent’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Parent.
          Section 6. Transfer and Other Restrictions. For so long as this Agreement is in effect:
          (a) Certain Prohibited Transfers. Each Stockholder agrees not to:
               (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, the “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, such Stockholder’s Subject Shares or any interest contained therein;
               (ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder’s Subject Shares, other than this Agreement;

               (iii) enter into, or deposit such Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Stockholder’s Subject Shares; or
               (iv) commit or agree to take any of the foregoing actions.
     Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Transfer of Subject Shares by a Stockholder (1) if the Stockholder is an individual (x) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (y) upon the death of such Stockholder, or (2) if the Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (A) as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as a Stockholder hereunder and (B) such Transfer shall not result in the incurrence of any Lien upon any shares of Company Common Stock.
          (b) Efforts. Each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination hereof or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to Section 3 hereof, for so long as this Agreement is in effect, each Stockholder and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions (including executing and delivering additional documents) and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things, in each case, as may reasonably be necessary or desirable to carry out the provisions of this Agreement.
          (c) Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Subject Shares or (ii) any Stockholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were such Stockholder’s Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.
          Section 7. Appraisal Rights. Each Stockholder hereby agrees not to exercise any appraisal rights or any dissenters’ rights that such Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger Agreement and the Transactions.

          Section 8. No Solicitation. For so long as this Agreement is in effect, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that any action which is permitted by the Merger Agreement to be taken by a stockholder in his or her capacity as a director or officer or which is permitted by Section 3 hereof shall not be prohibited by the foregoing.
          Section 9. Specific Enforcement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the non-breaching party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the non-breaching party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.
          Section 10. Termination. This Agreement (including any proxies granted hereunder) shall terminate and cease to have any force or effect on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) with respect to any Stockholder, the written agreement of such Stockholder and Parent to terminate this Agreement, (c) the consummation of the Merger, and (d) the amendment of the Merger Agreement to alter the Merger Consideration in a manner adverse to the Stockholders unless such amendment has been consented to by the Stockholders in writing prior to or simultaneously with such amendment; provided, however, that (i) Sections 9 through 19 shall survive any termination of this Agreement and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.
          Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight carrier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other as shall be specified by the parties by like notice: (a) if to Parent, to the appropriate address set forth in Section 10.1 of the Merger Agreement; and (b) if to a Stockholder, to the appropriate address set forth on Schedule I hereto.

          Section 12. Certain Events. Each Stockholder agrees that, while in effect, this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.
          Section 13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
          Section 14. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Parent notwithstanding the failure to obtain the approval of other Stockholders.
          Section 15. Successors and Assigns. This Agreement shall not be assigned by a merger, operation of law or otherwise without the prior written consent of the other parties hereto, except as expressly provided by Section 6(a). This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns.
          Section 16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          Section 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
          Section 18. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
          Section 19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

Eli Lilly and Company

By:

Name:

Title:

Stockholders:

Michael Grey		Stephen K. Burley

W. Todd Myers		Siegfried Reich

Karin Eastham		Christopher S. Henney

BAVP, L.P.

		By:	Scale Venture Management I, LLC its general partner

By:
		Name:	Lou Bock

		Title:	Managing Director

ATLAS VENTURE FUND III, L.P.		ATLAS VENTURE FUND IV, L.P.
ATLAS VENTURE ENTREPRENEURS’ FUND		ATLAS VENTURE ENTREPRENEURS’ FUND
III, L.P.		IV, L.P.

By:	Atlas Venture Associates III, L.P.	By:	Atlas Venture Associates IV, L.P.
	their general partner		their general partner
By:	Atlas Venture Associates III, Inc.	By:	Atlas Venture Associates IV, Inc.
	its general partner		its general partner

By:		By:

Name:	Avel Bichara	Name:	Avel Bichara

Title:	Vice President	Title:	Vice President

SCHEDULE I TO
VOTING AGREEMENT

Number of Shares of
Name and Address of Stockholder	Company Common Stock
Michael Grey	100,000
10505 Roselle Street San Diego, CA 92121

W. Todd Myers	23,442
10505 Roselle Street San Diego, CA 92121

Karin Eastham	12,500
10505 Roselle Street San Diego, CA 92121

Stephen K. Burley	55,731
10505 Roselle Street San Diego, CA 92121

Siegfried Reich	22,660
10505 Roselle Street San Diego, CA 92121

Christopher S. Henney	97,165
10505 Roselle Street San Diego, CA 92121

BAVP, L.P.	2,546,747
950 Tower Lane, Suite 700 Foster City, CA 94404

ATLAS VENTURE FUND III, L.P.	27,734
890 Winter Street, Suite 320 Waltham, MA 02451

SCHEDULE I TO
VOTING AGREEMENT

Number of Shares of
Name and Address of Stockholder	Company Common Stock
ATLAS VENTURE ENTREPRENEURS’ FUND III, L.P.	602
890 Winter Street, Suite 320 Waltham, MA 02451

ATLAS VENTURE FUND IV, L.P.	2,426,391
890 Winter Street, Suite 320 Waltham, MA 02451

ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.	30,341
890 Winter Street, Suite 320 Waltham, MA 02451